Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Media Contact Lisa Tschampl 208-384-6552	Investor Contacts Wayne Rancourt: 208-384-6073 Jill Twedt: 208-384-4924

For Immediate Release: April 8, 2021
Boise Cascade announces CFO transition

BOISE, Idaho – Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today the transition of its Chief Financial Officer (CFO) and Treasurer position. Wayne Rancourt has communicated his intent to retire effective May 14, 2021. Our Board of Directors has promoted Kelly Hibbs (current VP, Controller) to SVP, CFO and Treasurer, effective upon Wayne’s retirement.

Mr. Rancourt joined the Company in 1983 and has served as its CFO and Treasurer since 2009. He has been an instrumental part of the business model changes, including the expansion of its engineered wood products manufacturing and nationwide distribution network in the late 1990s to Boise Cascade’s IPO launch in 2013.

Mr. Hibbs joined the organization in 1996 and was promoted to his current officer position in 2011. He is a CPA and received a bachelor’s degree in accounting from Boise State University.

“Wayne is an accomplished leader in the industry and the investor community,” said Tom Carlile, board chair. “He leaves a legacy of building a solid financial foundation for our Company’s future endeavors, as well as delivering strong returns for our shareholders.”

“Wayne is a compassionate leader and a fantastic relationship-builder within our Company and the local community. I want to thank him for his contributions and years of service. He is a valued colleague and we all wish him the very best in retirement and the next chapter of his adventures and community impact,” said Nate Jorgensen, CEO.

“Kelly has a strong business acumen and knowledge of financial reporting and corporate governance,” Jorgensen continued. “We have been intentionally planning for this succession and I expect a smooth transition.”

About Boise Cascade
Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements
This press release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual events to differ from the expectations expressed in this release. Factors that could cause actual events to differ materially from forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.